UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2015

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-7221	36-1115800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As was previously disclosed, on August 4, 2015, Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) entered into an investment agreement (the “Investment Agreement”) with Silver Lake Partners IV, L.P. and Silver Lake Partners IV Cayman (AIV II), L.P. (collectively, “Silver Lake”), relating to the issuance to one of the Silver Lake entities or their affiliates of $1 billion principal amount of 2.0% Convertible Senior Notes Due 2020 (the “Notes”). The transactions contemplated by the Investment Agreement (including the issuance of the Notes, the “Silver Lake Transactions”) closed on August 25, 2015.

In connection with the issuance of the Notes, on August 25, 2015, the Company entered into an indenture (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”). The Notes bear interest at a rate of 2.0% per annum, payable semiannually in cash, and will mature in September 2020, subject to earlier conversion.

The Notes will be convertible into cash and, at the Company’s option, shares of the Company’s common stock (the “Common Stock”), based on a conversion rate of 14.5985 per $1,000 principal amount of the Notes (which is equal to an initial conversion price of $68.50 per share), in each case subject to customary anti-dilution and other adjustments, including a make-whole adjustment in connection with certain extraordinary transactions.

With certain exceptions, upon a change of control of the Company or the failure of the Common Stock to be listed on certain stock exchanges (a “Fundamental Change”), the holders of the Notes may require that the Company repurchase all or part of the principal amount of the Notes at purchase price of par plus accrued and unpaid interest.

The Indenture includes customary “events of default,” which may result in the acceleration of the maturity of the Notes under the Indenture. The Indenture also includes customary covenants for convertible notes of this type.

The foregoing description of the Indenture and the Notes is qualified in its entirety by reference to the Indenture and the Notes, which are attached hereto as Exhibits 10.1 and 10.2, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Securities

As was previously disclosed, on August 4, 2015, the Company entered into the Investment Agreement, pursuant to which, on August 24, 2015, it issued and sold $1 billion principal amount of the Notes to Silver Lake in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The sale was completed on August 25, 2015, in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act. The Company relied on such exemption from registration based in part on representations made by Silver Lake in the Investment Agreement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

As previously disclosed on the Company’s Current Report on Form 8-K filed on August 19, 2015, in connection with the Silver Lake Transactions, the Company adopted resolutions increasing the size of the Board of Directors and appointing Mr. Egon P. Durban and Mr. Greg K. Mondre to serve as directors of the Company. As of August 25, 2015, the appointments of each of Mr. Durban and Mr. Mondre are effective. The information contained in Item 5.02 of the Company’s August 19, 2015 Current Report on Form 8-K is incorporated by reference herein.

(e)

The Company approved a one-time grant under the Motorola Solutions Omnibus Incentive Plan of 2015 (the “Omnibus Plan”) of performance-contingent stock options (the “PCSOs”), which may be earned and vest, if at all, based on the Company’s stock price appreciation, to certain officers, including certain named executive officers, on August 24, 2015 and to Gregory Q. Brown, the Company’s Chief Executive Officer, on August 25, 2015. The total number of PCSOs granted is designed to represent approximately 1% of the fully-diluted equity of the Company assuming the Company’s previously announced tender offer is completed and fully subscribed. The named executive officers received grants of PCSOs with respect to the following number of shares of Common Stock: Mr. Brown – 787, 498; Mr. Bonanotte – 160,417; Mr. Hacker – 160,417; and Mr. Schassler – 160,417.

The PCSOs have a seven-year term and a per share exercise price of $68.50. The PCSOs would vest upon satisfaction of the following Company stock price hurdles which must be maintained for 10-consecutive trading days during the three-year period following the grant date: 20% of the total award would vest at an $85 stock price; an additional 30% of the total award would vest at a $102.50 stock price; and the final 50% of the total award would vest at a $120 stock price. If any stock price hurdles are not met during the three-year period, the corresponding portion of the PCSOs would not vest and would be forfeited. PCSOs are generally not exercisable prior to the end of the three-year performance period.

For holders other than Mr. Brown, upon a termination of the holder’s employment, the unvested PCSOs would be forfeited unless the termination of employment was due to disability, death, in connection with a divestiture, retirement or by the Company other than for serious misconduct, in each case, during the last year of the performance period and subject to the satisfaction of one or more of the stock price hurdles during such year, in which case a portion of the award determined based on the stock price hurdle and prorated based on the holder’s period of service would vest. In addition, if a holder were placed on a temporary layoff or took a leave of absence, the PCSOs would continue to vest. In the event of a change in control of the Company, (x) if the PCSOs are not assumed by the Company’s successor, any unvested PCSOs would be forfeited, and (y) if the PCSOs are assumed by the Company’s successor, 50% of a holder’s total award would be eligible for accelerated vesting (to the extent not already vested) upon a termination of employment without cause or for good reason within 24 months following such change in control.

Pursuant to the terms of the award agreement and his employment agreement with the Company dated August 27, 2008, as amended, the PCSOs granted to Mr. Brown would be forfeited upon his termination of employment prior to vesting except in the following circumstances: (a) in the event of his disability or death, 50% of his total award would vest (to the extent not already vested); (b) in the event of his termination of employment due to a divestiture during the last year of the performance period and subject to the satisfaction of one or more of the stock price hurdles during such year, a portion of the award determined based on the stock price hurdle and prorated based on his period of service would vest; (c) in the event of his retirement, subject to the satisfaction of one or more of the stock price hurdles thereafter, a portion of the award determined based on the stock price hurdles achieved and prorated based on his period of service would vest; and (d) in the event of his termination of employment without cause or for good reason, subject to the satisfaction of one or more of the stock price hurdles thereafter, the award would vest without proration based on the stock price hurdles achieved. In addition, if Mr. Brown were placed on a temporary layoff or took a leave of absence, the PCSOs would continue to vest. In the event of a change in control of the Company, (x) if the PCSOs are not assumed by the Company’s successor, 50% of Mr. Brown’s total award would vest (to the extent not already vested), and (y) if the PCSOs are assumed by the Company’s successor, 50% of Mr. Brown’s total award would be eligible for accelerated vesting (to the extent not already vested) upon a termination of employment without cause or for good reason within 24 months following such change in control.

The Performance Contingent Option Award Agreement granted to officers other than Mr. Brown is attached hereto as Exhibit 10.3. The Performance Option Award Agreement granted to Mr. Brown is attached hereto as Exhibit 10.4. The foregoing description is qualified in its entirety by reference to the full text of Exhibits 10.3 and 10.4, each of which are incorporated herein by reference.

Item 8.01	Other Events

On August 24, 2015, Robert C. Schassler, Executive Vice President, Solutions and Services of the Company adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of company securities under specified conditions and at specified times. Using these 10b5-1 plans, individuals can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess material non-public information.

Mr. Schassler’s 10b5-1 plan provides for the sale of up to 3,211 shares of common stock and 22,891 shares to be acquired through the exercise of stock options. Shares may be sold under Mr. Schassler’s plan on the open market at prevailing market prices, subject to minimum price thresholds specified in his plan.

Transactions under the 10b5-1 plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Motorola Solutions does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

Additional Information for Investors

This communication is for informational purposes only, is not a recommendation to buy or sell Motorola Solutions common stock, and does not constitute an offer to buy or the solicitation to sell shares of Motorola Solutions common stock. The tender offer has been made pursuant to the Offer to Purchase, Letter of Transmittal and related materials filed by Motorola Solutions with the Securities and Exchange Commission. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Motorola Solutions has filed with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting Motorola Solutions at 1303 E. Algonquin Road, Schaumburg, Illinois, 60196, Attn: Investor Relations, or Alliance Advisors, LLC, the information agent for the tender offer, at (855) 737-3180.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Indenture dated as of August 25, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, related to 2% Convertible Senior Notes Due 2020

10.2	Form of 2% convertible Senior Notes Due 2020 (included in Exhibit 10.1)

10.3	Form of Performance Option Award Agreement (non-CEO)

10.4	Form of Performance Option Award Agreement (CEO)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: August 26, 2015	By:	/s/ Michelle M. Warner
	Name:	Michelle M. Warner
	Title:	Deputy General Counsel, Corporate Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Indenture dated as of August 25, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, related to 2% Convertible Senior Notes Due 2020

10.2	Form of 2% convertible Senior Notes Due 2020 (included in Exhibit 10.1)

10.3	Form of Performance Option Award Agreement (non-CEO)

10.4	Form of Performance Option Award Agreement (CEO)